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As filed with the Securities and Exchange Commission on August 1, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PEARSON plc
(Exact name of Registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	Not Required (IRS Employer Identification No.)

3 Burlington Gardens
London, England W1X 1LE
44-20-7411-2000
(Address, including zip code, of Principal Executive Offices)

THE PEARSON LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)

Pearson Inc.
1330 Avenue of the Americas
New York, New York 10019
(212) 641-2400
(Name, address, and telephone number,
including area code, of agent for service)

Copy to:

Gary S. Rothstein
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
(212) 309-6000
FAX: (212) 309-6273

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate offering price	Amount of Registration Fee(4)

Company's Ordinary Shares, 25p per share	25,000,000(2)	$13.70(3)	$342,500,000.00	$85,625.00

(1)
American Depositary Shares which may be issued with respect to Ordinary Shares will be registered under a separate Registration Statement on Form F-6.
(2)
The Ordinary Shares of 25p each being registered hereby will be issued by Pearson plc ("Pearson") to certain United States employees who are participants in The Pearson Long-Term Incentive Plan. In addition to the Ordinary Shares indicated above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the "Securities Act") this Registration Statement also covers an indeterminate number of Ordinary Shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the Plan.
(3)
The average weighted exercise price of outstanding Ordinary Shares pursuant to Rule 457(h)(1), based upon the average of the high and low prices for the common stock as reported on the New York Stock Exchange for July 25, 2001.
(4)
Calculated pursuant to Section 6(b) of the Securities Act as follows: proposed maximum aggregate offering price multiplied by .000250.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

    *   Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Explanatory Note to Part I of this Registration Statement on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

    The following documents filed by us with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

      (a) The description of our Ordinary Shares, par value 25p, and our American Depository Shares contained in our Registration Statement on Form F-1 (Registration No. 333-43198), including any amendment or report filed for the purpose of updating such description.

      (b) All other reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of our fiscal year ended December 31, 1999.

    All reports and other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

    Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

    Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

    Not Applicable.

Item 6.  Indemnification of Directors and Officers.

    Subject to applicable English law, our directors and officers will be indemnified by us and/or exempted by us from all costs, charges, losses and liabilities incurred by them in the actual or purported exercise or discharge of their powers or duties. This indemnity and exemption includes any liability incurred by them in defending any civil or criminal proceedings which relate to anything done or alleged to have been done by them as our officer or employee and in which judgment is given in their favor; or where proceedings are disposed of without any finding or admission of any material breach of duty on their part; or in which they are acquitted or in respect of which relief from liability is granted.

    Our directors have the power to purchase and maintain insurance for, or for the benefit of, any persons that are or were at any time a director or officer of us or any company we control or that is part of our group (a "Relevant Company") or that are or were trustees of any pension fund or employees' share scheme in which employees of any Relevant Company are interested. Such insurance may include insurance against any liability incurred by them in respect of any act or omission in the actual or purported exercise or discharge of their powers or duties in relation to any Relevant Company, or such pension fund or employees' share scheme.

Item 7.  Exemption from Registration Claimed.

    Not Applicable.

Item 8.  Exhibits.

Exhibit	Description
4.1	Memorandum and Articles of Association of Pearson (incorporated by reference from Exhibits 3.1 and 3.2 to Pearson's Registration Statement on Form F-1 (No. 333-43198)).
4.2	Specimen certificate for ordinary shares of Pearson plc, 25 par value (incorporated by reference from Exhibit 4.1 to Pearson's Registration Statement on Form F-1 (No. 333-43198)).
4.3
Form of Amended Deposit Agreement between Pearson plc and The Bank of New York and Form of ADR (incorporated by reference from Exhibit 4.2 to Pearson's Registration Statement on Form F-1 (No. 333-43198)).
4.4	The Pearson Long-Term Incentive Plan.
5	Opinion of Freshfields Bruckhaus Deringer.
23.1	Consent of PricewaterhouseCoopers.
23.3	Consent of Freshfields Bruckhaus Deringer (included in Exhibit 5).
24	Powers of Attorney (included on signature page hereof).

Item 9.  Undertakings.

      (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, on the 1st day of August, 2001.

PEARSON PLC
By:	/s/ JOHN MAKINSON John Makinson
By:	/s/ STEVENSON Lord Stevenson

    Each person whose signature appears below constitutes and appoints Marjorie Scardino, John Makinson and Peter Gill and each of them, with full power to act without, the other such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following individuals in the capacities and on the date or dates indicated.

Signature	Title	Date

/s/ STEVENSON Lord Stevenson	Chairman	August 1, 2001
/s/ MARJORIE SCARDINO Marjorie Scardino	Chief Executive Officer and Director (principal executive officer)	August 1, 2001
/s/ JOHN MAKINSON John Makinson	Finance Director (principal financial officer)	August 1, 2001
/s/ PETER GILL Peter Gill	Director, Financial Operations (principal accounting officer)	August 1, 2001
/s/ DAVID BELL David Bell	Director	August 1, 2001
/s/ BURNS Lord Burns	Director	August 1, 2001
/s/ REUBEN MARK Reuben Mark	Director	August 1, 2001
/s/ VERNON SANKEY Vernon Sankey	Director	August 1, 2001
/s/ RANA TALWAR Rana Talwar	Director	August 1, 2001

U.S. AUTHORIZED REPRESENTATIVE

PEARSON INC.

By:	/s/ JOHN FALLON
Name:	John Fallon
Title:	President

EXHIBIT INDEX

Exhibit	Description
4.1	Memorandum and Articles of Association of Pearson (incorporated by reference from Exhibits 3.1 and 3.2 to Pearson's Registration Statement on Form F-1 (No. 333-43198)).
4.2	Specimen certificate for ordinary shares of Pearson plc, 25 par value (incorporated by reference from Exhibit 4.1 to Pearson's Registration Statement on Form F-1 (No. 333-43198)).
4.3
Form of Amended Deposit Agreement between Pearson plc and The Bank of New York and Form of ADR (incorporated by reference from Exhibit 4.2 to Pearson's Registration Statement on Form F-1 (No. 333-43198)).
4.4	The Pearson Long-Term Incentive Plan.
5	Opinion of Freshfields Bruckhaus Deringer.
23.1	Consent of PricewaterhouseCoopers.
23.3	Consent of Freshfields Bruckhaus Deringer (included in Exhibit 5).
24	Powers of Attorney (included on signature page hereof).

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX